                                                                 EXHIBIT 99.B(j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 30 to the registration statement on Form N-1A of Schwab Capital Trust (the "Registration Statement") of our report dated December 8, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report to Shareholders of Schwab International Index Fund, Schwab Small-Cap Index Fund, Schwab S&P 500 Fund, and Schwab 1000 Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountant" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

San Francisco, California
December 30, 1998